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                              CONFIDENTIALITY AGREEMENT


          This CONFIDENTIALITY AGREEMENT, dated as of the 6th day of November, 1995, between PHYTOTECH, INC., a New Jersey corporation ("Phytotech"), having a place of business at 1 Deer Park Drive, Suite 1, Monmouth Junction, New Jersey 08852, and ABRAHAM H. NECHEMIE ("Recipient"), having a place of business at c/o Wiss & Company, L.L.P., 354 Eisenhower Parkway, Livingston, New Jersey 07039. For purposes of this Agreement, the term "party" shall mean Phytotech or Recipient, as the case may be, and each of their respective employees, agents, attorneys, assignees and successors.

          WHEREAS, in connection with various discussions between the parties, it will be necessary for each party to disclose certain of its proprietary and confidential information to the other party, each such party to determine the confidential information it is willing to disclose; and

          WHEREAS, the Information (as defined below) to be disclosed by Phytotech to Recipient may include, but not be limited to, biological and chemical Information on current and future projects.

          NOW, THEREFORE, each party is willing to disclose confidential Information to the other party for purposes of each party's working relationship with the other party provided that each party agrees to accept such confidential Information which is disclosed to it in accordance with the following terms:

          1. As used in this Agreement, the term "Information" shall include all information relating to the business, plans, and/or technology of Phytotech, including, without limitation, all information considered by Phytotech to be proprietary or confidential, all information received from third parties and held in confidence by Phytotech, documents, data, know-how, discoveries, inventions, invention disclosure statements, patent applications, trade secrets, grant requests, scientific and engineering information, computer software, correspondence, memoranda, plans (including, without limitation, a copy of the business plan of Phytotech), notes, summaries, analyses, studies, models, extracts of documents, records and tangible manifestations reflecting, based on, or derived from any of the foregoing, as well as copies and other reproductions thereof, whether in writing or presented, stored or maintained in or by electronic, magnetic or other means, media or devices, and oral communications, including, but not limited to, those communications memorialized in writing and transmitted to Recipient within 30 days of disclosure. The term "Information" shall not include information which (i) is already in the Recipient's possession, provided that such information is not subject to another confidentiality agreement with or other obligation of secrecy to Phytotech, (ii) is or becomes generally available to the public other than as a result of a disclosure


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contrary to the terms of this Agreement of the Recipient, or (iii) becomes available to the Recipient on a non-confidential basis from a source other than Phytotech, provided that such a source is not bound by a confidentiality agreement with or other obligation of secrecy to Phytotech.

          2. Each party agrees to protect the confidentiality of any and all confidential Information which may be disclosed to it by the other party, to take all reasonable precautions against the confidential Information being acquired by any unauthorized party, to disclose the confidential Information only to such of its employees and agents who require knowledge of the confidential Information related to the purposes hereunder (the obligations and duties contained herein binding such employees and agents), and not to disclose such confidential Information, in whole or in part, to any third party not expressly made a party to this Agreement nor use the confidential Information for any purpose other than for each party's working relationship pursuant to this Agreement or any other written agreements duly executed by the parties hereto.

          3. The Recipient agrees that he will not use the confidential Information which it is required hereunder to keep confidential for any purpose other than in connection with the working relationship of the parties herein, without first entering into an agreement with Phytotech which is approved by Phytotech covering the use thereof, and will promptly make full disclosure of and assign to Phytotech all rights in and to any compounds, formulas, processes, data, strategies, techniques, organisms, improvements, know-how, trade secrets, inventions or other property or rights that occur as a result of work by the Recipient party during the couse of, or subsequent to, and derived from the Recipient's evaluation of the confidential Information.

          4. In the event that the Recipient party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, Civil Investigative Demand or other process) to disclose any confidential Information, it is agreed that the Recipient party will provide Phytotech with prompt notice of any such request or requirement so that Phytotech may seek an appropriate protective order to waive the Recipient party's compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Recipient party is, in the opinion of the Recipient party's counsel, compelled to disclose confidential Information, the Recipient party may disclose that portion of the confidential Information which the Recipient party's counsel advises it is compelled to disclose. In any event, the Recipient party will not oppose action by Phytotech to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the confidential Information.

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          5.   This Agreement shall not be construed to create any obligation on the part of either party to retain the other party's services, to compensate the other party in any manner or to grant the other party any license, except as may be set forth by a separate written agreement duly executed by Phytotech and Recipient.

          6. Notwithstanding the foregoing restrictions on confidentiality and use, either party may disclose any confidential Information which is disclosed to it hereunder to any of its Affiliates (as defined below) which agree to be bound in writing by the terms hereof. Phytotech shall first approve such disclosure and subsequently receive and accept such written agreement. In the event of such disclosure, the terms "Recipient" and/or "Phytotech", as applicable, shall include any such Affiliate to which such party has disclosed the confidential Information. For purposes of this Agreement, "Affiliate" means any corporation which controls, is controlled by, or is under common control with, a party hereto. A corporation shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least forty percent (40%) of the voting stock, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation.

          7. Upon termination of the discussions referred to herein or upon written demand by the disclosing party, each party shall promptly return to the other party all documentation and Information provided to such party, and each party will erase, destroy or otherwise dispose of any and all confidential Information, data, drawings and documentation of the other party which have been recorded or stored by electronic means by such party; provided, however, that each party's legal department may retain one copy of such confidential Information solely for the purpose of determining the scope of such party's obligations hereunder.

          8. Nothing in this Agreement shall be deemed to restrict in any way the right of Phytotech to enter into similar agreements or pursue similar arrangements with any other parties for the purpose of developing or marketing the confidential Information provided by it hereunder before, after or during the time the parties may be working with such confidential Information.

          9. This Agreement may not be assigned without the prior written consent of both parties hereto and shall be binding upon the parties hereto and their successors and assigns.

          10. Each party understands that if it breaches or threatens to breach any of its duties under this Agreement, the party affected thereby may sustain irreparable injuries and may not


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have adequate remedy through a lawsuit for monetary damages.  Each party agrees that in the event of such breach or threatened breach, the party affected thereby may bring, without waiver or diminution of any other rights or remedies, an action or actions for injunction and/or specific performance or other equitable relief as necessary in any court of competent jurisdiction to restrain such party from committing or continuing a breach of this Agreement.

          11. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or enforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

          12. This Agreement shall constitute the entire understanding of the parties with respect to the Information to be disclosed. No modification, amendment or waiver may be accomplished to the terms of this Agreement without the written consent of both parties. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey.

          13. Neither this Agreement nor the disclosure of Information to Recipient by Phytotech hereunder shall be deemed by implication or otherwise to vest in Recipient any rights in, to or under (a) any Information so disclosed, or (b) any intellectual property rights of Phytotech including those covering or related to such Information.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives on the date first above written.


/s/ Jane Hagedaen                       /s/ Abraham H. Nechemie
---------------------------             ----------------------------------
                                        ABRAHAM H. NECHEMIE


                                        PHYTOTECH, INC.


/s/ [Illegible]                         By: /s/ Burt Ensley
---------------------------                ----------------------------------
                                           Burt Ensley, Ph.D.,
                                           President & CEO


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